Exhibit 2

IRREVOCABLE PROXY

The undersigned hereby irrevocably appoints Carlyle Group Management L.L.C., a Delaware limited liability company (the “Proxyholder”), and any designee thereof, as the sole and exclusive attorney-in-fact and proxy of the undersigned, with full power of substitution and resubstitution, to exercise all of the undersigned’s voting, consent and related rights with respect to any and all shares of common stock, par value $0.01 per share (the “Common Stock”), of The Carlyle Group Inc., a Delaware corporation (the “Company”), that the undersigned now or may hereafter hold record or “beneficial ownership” (as defined in Rules 13d-3 and 13d-5 under the U.S. Securities Exchange Act of 1934, as amended) of from time to time, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Subject Shares”), until the earlier of (i) such time as the Proxyholder shall cease to have beneficial ownership over shares of Common Stock representing at least 20% of the total voting power of all then outstanding shares of the Company’s capital stock entitled to vote generally in the election of directors and (ii) January 1, 2025 (the “Termination Time”) whereupon this irrevocable proxy (this “Proxy”) will terminate and be of no further force and effect. For the avoidance of doubt, shares of Common Stock shall cease to be Subject Shares, and shall no longer be subject to this Proxy, to the extent the undersigned ceases to hold record or beneficial ownership of such shares, whether as a result of transfer or otherwise.

Until the Termination Time, this proxy is irrevocable to the extent permitted under Section 212 of the General Corporation Law of the State of Delaware and is coupled with an interest. The Proxyholder will be empowered at any time prior to the Termination Time, in its sole and absolute discretion, to vote or cause to be voted all of the Subject Shares at every annual or special meeting of the Company’s stockholders on all matters in respect of which the Subject Shares are entitled to vote and at every adjournment or postponement thereof, and take every action or approval by written consent of the Company’s stockholders (and execute and deliver any and all such written consents) in respect of which the Subject Shares are entitled to consent or dissent in lieu of a meeting of stockholders.

The undersigned has executed this Proxy as a condition of the employment of (i) the undersigned or (ii) the Carlyle employee from whom the undersigned initially acquired securities of the Company or its subsidiaries. The undersigned does not hereby intend to act together with any other person for the purpose of acquiring, holding, voting or disposing of equity securities of the Company. To the fullest extent permitted by law, the undersigned hereby acknowledges and agrees, to the extent that, at law or in equity, the Proxyholder has any duties (fiduciary or otherwise) or liabilities relating thereto, (a) the Proxyholder shall not be liable to the undersigned for actions taken by the Proxyholder pursuant to provisions of this Proxy and (b) the duties of the Proxyholder are expressly disclaimed by the undersigned, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Proxy with respect to the Proxyholder.

This Proxy shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Proxy as of January 1, 2020.

By:
Name: